CIT GROUP FUNDING COMPANY OF CANADA

Offer to Exchange
4.65% Senior Notes due July 1, 2010
and
5.20% Senior Notes due June 1, 2015
Fully, Unconditionally and Irrevocably Guaranteed by
CIT GROUP INC.

      Offer to Exchange any and all of the Existing 4.65% Senior Notes due July 1, 2010 (CUSIP Nos. 125568AA3 and C25035AA1) and the Existing 5.20% Senior Notes due June 1, 2015 (CUSIP Nos. 125568AC9 and C25035AB9) for New 4.65% Senior Notes due July 1, 2010 (CUSIP No. 125568AB1) and New 5.20% Senior Notes due June 1, 2015 (CUSIP No. 125568AD7), which will be registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

To:	Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

      CIT Group Funding Company of Canada (the “Company”) is offering, upon and subject to the terms and conditions set forth in the prospectus, dated                      , 2005 (as it may be amended or supplemented from time to time, the “Prospectus”), and the enclosed Letter of Transmittal (the “Letter of Transmittal”), to exchange:

•	up to $1,000,000,000 aggregate principal amount of 4.65% Senior Notes due July 1, 2010 in exchange for any and all outstanding 4.65% Senior Notes due July 1, 2010 that are validly tendered and not validly withdrawn prior to the expiration of the Exchange Offer; and
•	up to $700,000,000 aggregate principal amount of 5.20% Senior Notes due June 1, 2015 in exchange for any and all outstanding 5.20% Senior Notes due June 1, 2015 that are validly tendered and not validly withdrawn prior to the expiration of the Exchange Offer.

      Capitalized terms used but note defined herein have the respective meanings given to them in the Prospectus or the related Letter of Transmittal.

      We are requesting that you contact your clients for whom you hold Existing Senior Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Existing Senior Notes registered in your name or in the name of your nominee, or who hold Existing Senior Notes registered in their own names, we are enclosing the following documents:

1.	The Prospectus;
2.	The Letter of Transmittal for your use and for the information of your clients;
3.	A Notice of Guaranteed Delivery to be used to accept either Exchange Offer if time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date (as defined below) or if the procedure for book-entry transfer cannot be completed on a timely basis;
4.	A form of letter which may be sent to your clients for whose account you hold Existing Senior Notes registered in your name or the name of your nominee, with space provided for obtaining such clients' instruction with regard to the Exchange Offer; and
5.	Return envelopes addressed to JPMorgan Chase Bank, N.A., the Exchange Agent for the Exchange Offer.

      Your prompt action is requested. The Exchange Offer will expire at 5:00 p.m., New York City time, on                      , 2005, unless extended by the Company (the “Expiration Date”). Existing Senior Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on the

Expiration Date or at any time after                      , 2005 if we have not accepted the tendered Existing Senior Notes for exchange by that date.

      To participate in the Exchange Offer, an electronic confirmation pursuant to The Depository Trust Company's ATOP system, together with an agent's message or a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees in lieu of the agent's message, and any other documents required by the Letter of Transmittal, should be sent to the Exchange Agent in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

      If a registered holder of Existing Senior Notes desires to tender, but the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus under “The Exchange Offer—Guaranteed Delivery Procedures.”

      The Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Existing Senior Notes held by them as a nominee or in a fiduciary capacity. The Company will pay or cause to be paid all stock transfer taxes applicable to the exchange of Existing Senior Notes pursuant to the Exchange Offer, except as set forth in Instruction 5 of the Letter of Transmittal.

      The Company has not authorized anyone to make any recommendation to holders as to whether to tender or refrain from tendering in the Exchange Offer.

      Any questions related to the procedure for tendering you may have with respect to the Exchange Offer should be directed to JPMorgan Chase Bank, N.A., the Exchange Agent for the Exchange Offer, at its address and telephone number set forth on the front of the Letter of Transmittal.

Very truly yours, CIT Group Funding Company of Canada CIT Group Inc.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.